EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 147 to Registration Statement No. 02-90946 on Form N-1A of our reports dated December 18, 2008, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust, including Eaton Vance Global Macro Absolute Return Fund, Eaton Vance Diversified Income Fund, Eaton Vance High Income Opportunities Fund, appearing in the Annual Reports on Form N-CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses, “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and items “8.” and “9.” in the Supplements to the Prospectuses, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts September 28, 2009